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SOUTHWEST AIRLINES REPORTS FEBRUARY TRAFFIC

DALLAS, TEXAS – March 7, 2013 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 7.1 billion revenue passenger miles (RPMs) in February 2013, a 2.3 percent decrease from the 7.2 billion RPMs flown in February 2012.  Available seat miles (ASMs) decreased 3.1 percent to 9.3 billion from the February 2012 level of 9.6 billion.  The February 2013 load factor was 75.8 percent, compared to 75.2 percent in February 2012.  For February 2013, passenger revenue per ASM (PRASM) is estimated to have increased approximately two percent compared to February 2012.
For the first two months of 2013, the Company flew 14.3 billion RPMs, compared to 14.6 billion RPMs flown for the same period in 2012, a decrease of 2.0 percent.  Available seat miles decreased 1.3 percent to 19.3 billion from the 2012 level of 19.5 billion.  The year-to-date load factor was 74.2 percent, compared to 74.8 percent for the same period in 2012.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	FEBRUARY
	2013	2012	CHANGE
Revenue passengers carried	7,626,394	7,979,069	(4.4)%

Enplaned passengers	9,245,498	9,646,628	(4.2)%

Revenue passenger miles (000)	7,059,577	7,228,029	(2.3)%

Available seat miles (000)	9,308,084	9,605,490	(3.1)%

Load factor	75.8%	75.2%	0.6	pts

Average length of haul	926	906	2.2%

Trips flown	96,804	105,203	(8.0)%

	YEAR-TO-DATE
	2013	2012	CHANGE
Revenue passengers carried	15,311,221	15,967,260	(4.1)%

Enplaned passengers	18,673,980	19,419,560	(3.8)%

Revenue passenger miles (000)	14,313,951	14,608,019	(2.0)%

Available seat miles (000)	19,290,459	19,541,525	(1.3)%

Load factor	74.2%	74.8%	(0.6	) pts

Average length of haul	935	915	2.2%

Trips flown	202,121	215,207	(6.1)%

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